Exhibit 99.1
Encore Energy Partners Announces Acquisition of Properties from
Encore Acquisition Company and Expected Increase in Distribution
FORT WORTH, Texas — (BUSINESS WIRE) — June 29, 2009
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) announced today that it has entered into an agreement with Encore Acquisition Company (NYSE: EAC) (“EAC”) to acquire oil and natural gas producing properties in the Rockies and the Permian Basin for $190 million in cash, subject to customary purchase price adjustments. The acquisition will be effective as of April 1, 2009 and is expected to close in August 2009. The transaction is expected to be immediately accretive to ENP’s distributable cash flow per unit. Due to this accretion, the Partnership expects that its annualized distribution rate will increase from an estimated $2.05 per unit for the second quarter of 2009 to $2.15 per unit beginning with the distribution for the third quarter of 2009.
The acquired properties are comprised of shallow-declining mature assets located in the Big Horn Basin in Wyoming, the Permian Basin in West Texas and New Mexico, and the Williston Basin in Montana and North Dakota. The properties have estimated total proved reserves of approximately 12.4 million barrels of oil equivalent (“BOE”), 93 percent of which are proved developed producing and 84 percent of which are oil. The properties currently produce approximately 2,129 BOE per day, and such properties are estimated to have a total reserve-to-production ratio of approximately 16.0 years. These properties will be 96 percent operated by the Partnership.
Acquisition Parameters

	Big Horn	Permian	Williston
	Basin	Basin	Basin	Total
Daily production (BOE/D)	729	885	515	2,129
Total proved reserves (million BOE)	4.3	5.5	2.5	12.4
Percentage proved developed producing	100%	91%	85%	93%
Percentage oil	100%	69%	90%	84%
Reserve-to-production ratio (in years)	16.4	17.1	13.4	16.0
Jon S. Brumley, Chief Executive Officer and President of Encore Energy Partners GP LLC, stated, “While other upstream MLPs are struggling to find their footing in this marketplace, Encore Energy Partners has been able to make two significant acquisitions in 2009. These Rocky Mountain and Permian Basin oil properties are a perfect fit for ENP. They are high margin and predictable. We expect this drop down to be 8 to 11 percent accretive to 2010 distributable cash flow and to enhance an already healthy partnership. We are excited about increasing our oil exposure to the upside, but with our savvy hedging program we were able to protect the downside risk while retaining half of the upside exposure.”

Distributions
As a result of the Partnership’s expanded property base and increased cash flow, the Partnership expects to increase its 2009 annualized distribution rate to $2.15 per unit (or $0.5375 per quarter) beginning with the third quarter of 2009. The acquisition is expected to be approximately 8 to 11 percent accretive to the distribution per unit at a 1.1 times coverage ratio for 2010.
Hedging
In connection with the acquisition, the Partnership has entered into derivative contracts on over 90 percent of the acquisition’s proved developed producing volumes for 2010 through 2012. The Partnership purchased oil puts for 760 barrels per day (“Bbls/D”) at a strike price of $67 per barrel (“Bbl”) for 2010 and $65 per Bbl for 2011 and 2012. Additionally, the Partnership entered into oil swap contracts for 760 Bbls/D at an average price of $75.43 per Bbl for 2010, $78.46 per Bbl for 2011, and $80.30 per Bbl for 2012. With respect to natural gas, the Partnership entered into swap contracts with an average NYMEX equivalent price of $7.99 per thousand cubic feet (“Mcf”) for 2,100 Mcf per day for 2010 through 2012.
The Partnership’s updated hedging positions, including the contracts discussed above, are shown below.
Summary of Commodity Derivative Positions as of June 29, 2009:
Oil Derivative Contracts (a), (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)

June — Dec. 2009	3,130	$110.00	440	$97.75	1,000	$68.70
2010	880	80.00	440	93.80	760	75.43
	2,000	75.00	1,000	77.23	250	65.95
	760	67.00	—	—	—	—
2011	1,880	80.00	1,440	95.41	760	78.46
	1,000	70.00	—	—	250	69.65
	760	65.00	—	—	—	—
2012	500	70.00	500	82.05	210	81.62
	1,510	65.00	250	79.25	1,050	75.86

Natural Gas Derivative Contracts (a)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)

June — Dec. 2009	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—
	1,800	6.76	—	—	—	—
2010	3,800	8.20	3,800	9.58	5,452	6.20
	4,698	7.26	—	—	550	5.86
2011	3,398	6.31	—	—	7,952	6.36
	—	—	—	—	550	5.86
2012	898	6.76	—	—	5,452	6.26
	—	—	—	—	550	5.86

(a)	Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent various price points.

(b)	In order to partially finance the cost of premiums on certain purchased floors, the Partnership may sell floors with a strike price below the strike price of the purchased floor, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with the Partnership’s other floor contracts. In addition to the floor contracts shown for 2009, the Partnership has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.
In connection with the acquisition of the Rockies and Permian Basin properties, the Partnership has requested an increase in the borrowing base under its revolving credit facility of up to $375 million.
The Board of Directors of the Partnership’s general partner approved the transaction with EAC based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. Simmons & Company International and Griffis & Associates, LLC acted as financial advisors to ENP’s Conflicts Committee, and Simmons & Company International delivered a fairness opinion in connection with the transaction. Barclays Capital acted as financial advisor and rendered a fairness opinion to EAC’s Board of Directors in connection with the transaction.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas, and the Arkoma Basin in Arkansas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, estimated reserves and production, estimated reserve-to-

production ratios, decline rates, expected accretion to distributable cash flow per unit, expected distributions, expected margins, expected benefits from derivative contracts, expected risks related to the acquisition (including the risk of nonconsummation), the expected closing of the transaction and the anticipated benefits therefrom, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; risks associated with derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com